Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-299383

October 15, 2026

Simwon America Corp. (Symbol: SWA) Corporate Presentation Tier-1 automotive supplier to the EV industry Body-in-White Hot Press Forming Automated Scale This presentation is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any offer will be made only by means of a prospectus forming part of an effective registration statement filed with the U.S. Securities and Exchange Commission. The Company has filed a registration statement, including a preliminary prospectus, with the SEC for the proposed offering. The registration statement has not yet become effective, and securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. Before making any investment decision, you should read the preliminary prospectus, the final prospectus when available, the registration statement and other documents filed with the SEC. You may obtain these documents free of charge through EDGAR on the SEC website at www.sec.gov. Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this presentation or the prospectus. Any representation to the contrary is a criminal offense. This presentation contains forward-looking statements and certain industry and market data, each of which is subject to risks, uncertaintiesand limitations described in the prospectus. Laser Cutting

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026 2 / 16 Offering summary Issuer Simwon America Corp. Exchange / Symbol Nasdaq Global Market / SWA Securities offered 2,500,000 shares offered Shares outstanding after this offering 14,750,000 shares (15,125,000 shares if the Underwriter exercises its Over-allotment Option to purchase additional shares in full) Offering price $18.00 - $22.00 Offer size $45 – 55 million (assume without Over-allotment Option) Underwriters WallachBeth Capital LLC

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026 2 / 16 Executive summary Scaled U.S. automotive supplier with differentiated forming and fabrication capabilities for electric vehicle platforms. Investment thesis Large Lathrop, California campus positioned minutes from Tesla's Fremont assembly hub. Critical Body-in-White content with hot press forming, 5-axis laser cutting, aluminum welding and tailor-welded blank processes. Established track record as a Tier-1 Tesla supplier with 166 specialized robots, 77 active SKUs and 600,000 car-set capacity. Clear expansion roadmap: East Coast capacity, Mexico/Canada reach and OEM diversification. What makes the story investable Safety-critical components create sticky, validated program relationships that are hard to substitute. EV platform growth favors suppliers with mixed-material forming expertise (HPF + aluminum joining). Operating scale and automation support quality, traceability and just-in- time delivery. Proposed Nasdaq listing (SWA) to fund capacity, geographic expansion and independent U.S. R&D.

Company overview and manufacturing footprint

Integrated Central California campus designed for high-volume structural supply.

Simwon operates three leased facilities in one Lathrop park, enabling short internal transfers and just-in-time delivery to nearby Tesla Fremont assembly operations.

277K	198K	92K
Assembly plant sq. ft.	**HPF + fabrication sq. ft.**	**Logistics center sq. ft.**
Building #1 · 400 D’Arcy Parkway	Building #2 · 18231 Murphy Parkway	Building #3 · 619 Tesla Drive

Operating footprint

- Established in 2016 by a Korean-rooted parent group that focuses on the automotive body parts industry worldwide.
- Single-campus layout reduces logistics friction across stamping, forming, welding, cutting and final assembly. Campus total: 565,230 sq. ft..
- Scale supports approximately 600,000 car sets of annual capacity and 77 distinct structural components, with workforce of ~54 employees plus ~256 staffing workers (~310 total).
- East Coast, Mexico and Canada expansions are planned.
- Raised US$9M via pre-IPO private placement in 2025.


Specialized Automobile parts maker prepared in the ECO Friendly ERA
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Specialized Automobile parts maker prepared in the ECO Friendly ERA

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026 4 / 16 Position in the EV supply chain Simwon sits inside a critical workflow between advanced forming and final vehicle assembly. Steel / aluminum input High-strength blanks, tailor- welded blanks and formed material Simwon manufacturing HPF, cold stamping, laser cutting, welding and assembly Tier-1 system supply Program-managed structural modules delivered JIT / JIS OEM assembly Body-shop integration for Model 3, Y, S and X production Why it matters Body-in-White structural parts are difficult to substitute once validated into vehicle programs — tooling, PPAP and crash performance lock in multi- year content. Location near Tesla Fremont supports just-in-time replenishment and low logistics latency. Advanced forming and cutting capabilities address EV safety and lightweighting at once (1,500–2,000 MPa HPF steels plus mixed-material joining). Substantial revenue from Tesla. Model 3 Highland + Model Y were ~98.5% of FY2026 sales. Diversification is a stated use of IPO proceeds.

Simwon America product portfolio

77 distinct structural SKUs across Tesla various models.


DR MODULE
UNDER FLOOR MODULE
SUNROOF SYSTEM
FRAME
REINF SIDE OUTER
HOT STAMPING

Door ring inner / outer

One-piece HPF crash frame replacing 10–15 stamped parts. Flagship Model Y / 3 content.

B-pillars & side structures

Ultra-high-strength reinforcements for cabin integrity and side-impact load paths.

Precision stampings

Pillar reinforcements, cross members, brackets, suspension supports, wheel houses.

Welded sub-assemblies

Door intrusion beams, hinge reinforcements, seat-frame structures, engine cradles.

66%

In-line U.S. manufacture

51 items: 38 ASY + 13 H/W

34%

Logistics / CKD support

26 items managed through the supply chain

166

Specialized robots

61 robots and 28 JIG sets on the Model 3 Highland line

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026 6 / 16 Technology specialties and manufacturing toolkit A multi-process toolkit broadens addressable content across safety-critical EV structures. Hot Press Forming Boron steel heated to 900–950°C, stamped and quenched within the die. Tensile strength 1,500–2,000 MPa. Higher strength with weight reduction, balance of strength and cost. Cold Stamping High-tonnage room-temperature presses for AHSS and aluminum. Used for rear suspension supports, wheel houses, floor panels and brackets on Model S / X. 5-Axis Laser Cutting Micrometer-level trim and pierce of hardened HPF steels that cannot be mechanically trimmed. Perfect dimensional accuracy. Aluminum Spot Welding Manufacture lightweight, hybrid-material structures (steel-to-aluminum). Reduce vehicle weight and maximize driving range.

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026 6 / 16 Technology specialties and manufacturing toolkit A multi-process toolkit broadens addressable content across safety-critical EV structures.

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026 9 / 16 Financial profile and capital deployment Revenue remains substantial despite recent normalization; the expansion plan is framed as a capacity and R&D funding event. US$ millions FY2024 FY2025 FY2026 Revenue 413.1 373.3 323.9 Gross profit / margin 35.3 / 8.5% 30.2 / 8.1% 34.5 / 10.6% Net income / margin 13.7 / 3.3% 11.3 / 3.0% 16.9 / 5.2% EBITDA (non-GAAP) / margin 25.8 / 6.3% 23.0 / 6.2% 30.3 / 9.4% Debt-to-Equity ratio 0.36 0.15 0.09 Return on assets 8.0% 6.5% 9.3% Return on equity 21.9% 15.3% 17.0% Interpretation FY2026 revenue was $323.9M versus $373.3M in FY2025. The Company reported positive net income of $11.3M in FY2025 and $16.9M in FY2026. Gross margin improved to 10.6% in FY2026. EBITDA rose to $30.3M (9.4% margin). As of June 30, 2026, cash plus restricted cash was $46.5M, debt was $9.0M, and equity was $99.3M. Debt-to-equity ratio remained low, with ROA reaching to 9.3% and ROE reaching to 17.0%.

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026 11 / 16 Growth strategy and use of proceeds The next phase is framed around new capacity, automation, diversification and engineering independence. Geographic expansion East Coast expansion targeted 2027, with potential Mexico and Canada market-entry initiatives. ~25% of net proceeds for an East Coast expansion; ~25% for Mexico/Canada. Smart factory upgrades Automated handling, robot optimization and inline inspection at core assembly hub to further lower unit cost. Tesla next-generation programs + customer diversification Secure new Tesla programs, anchored by long-standing partnership Leverage HPF, TWB and aluminum joining technologies to bid other EV and legacy OEM platforms in North America. R&D independence Build a standalone U.S. R&D team and target full mold-design independence by 2027. ~10% of net proceeds funds that build-out. Use of proceeds No proceeds from selling stockholders. All growth plans are subject to market conditions and regulatory considerations. 25% 25% 10% 40% ■ East Coast expansion ■ Mexico / Canada entry ■ U.S. R&D team ■ General working capital

Market opportunity

Global EV adoption continues to expand, while structural content remains critical for battery integration and crash performance.

16M+	20M+	40%+
global EV production in 2024	expected EV production in 2025	share of global car production by 2030

Why EV growth benefits automotive suppliers

- Battery packs alter underbody architecture and create new load paths that must be engineered into the structure.
- Crash requirements and range targets drive demand for high-strength steels, mixed-material joining and precision cutting.
- OEMs need suppliers capable of repeatable, high-volume structural manufacturing close to assembly plants.
- Global auto-components market ~$2.2T in 2024 toward ~$2.7T by 2032. U.S. components industry ~$300B.
- Robotaxi / next-gen Tesla platforms are cited as a 2026+ demand catalyst for additional hot-stamped body content.

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026 12 / 16 Key takeaways Scale, process capability and a funded expansion path toward a more diversified OEM book. Scaled platform U.S. manufacturing base with 565K sq. ft., 166 specialized robots and 600K car-set capacity. JIT to Tesla Fremont. Differentiated process mix HPF, laser cutting, aluminum welding and TWB broaden content on safety-critical programs. Proven Tesla integration 77 SKUs across Model 3 / Y / S / X. Model 3 Highland is 47 items and ~61% of the book. Model 3 Highland + Y equal to ~98.5% of FY26 revenue. Improving earnings quality FY26 net income $16.9M and EBITDA $30.3M on $323.9M sales. Margin expansion despite volume and ASP normalization. Expansion path Proposed SWA financing aimed at East Coast capacity, Mexico/Canada reach and independent U.S. R&D by 2027.

SIMWON AMERICA CORP. · CONFIDENTIAL CORPORATE PRESENTATION · OCTOBER 2026 15 / 16 IMPORTANT NOTICE AND DISCLAIMER This free writing prospectus related to the proposed initial public offering of shares of Simwon America Corp. ("we", "us" or "our") and highlight basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our shares and should be read together with the registration statement on Form S-1 ("Registration Statement") we filed with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this presentation relates. The Registration Statement has not yet become effective. Before you invest, you should read the prospectus that forms a part of the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirely for more complete information about us and the offering. You may get these documents for free for visiting EDGAR on the SEC website at www.sec.gov. This presentation and any oral statements made in connection with this presentation do not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares may only be sold pursuant to an effective registration statement filed with the SEC. This presentation contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk. We undertake no duty to update such estimates. This presentation includes financial information prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This presentation also includes the non-GAAP financial measure "EBITDA." This non-GAAP measure is presented as supplemental information and should not be considered a substitute for, or superior to, the comparable GAAP measure. There are a number of limitations related to the use of this non-GAAP financial measure and its nearest GAAP equivalent. For a description of this non-GAAP measure and a reconciliation to the most directly comparable GAAP measure, see the appendix to this presentation.